Exhibit 99.1

Orthofix International Announces Preliminary Fourth Quarter Sales and New Development Agreement with MTF

LEWISVILLE, Texas - January 10, 2012 (BUSINESS WIRE) — Orthofix International N.V., (NASDAQ:OFIX) (the Company) announced today preliminary unaudited fourth quarter net sales are expected to be a record of approximately $151.3 million, increasing 5% over $143.8 million in the fourth quarter of the prior year. For the full year 2011, net sales are anticipated to be approximately $578.7 million.  President and Chief Executive Officer Robert Vaters said, “I am very pleased with our preliminary net sales results, which represent the second consecutive quarter of record sales. I remain confident in our ability to grow faster than the overall markets where we participate.” The Company will be reporting final 2011 financial results along with 2012 guidance next month.

In addition, the Company announced that it has reached an agreement with MTF to both co-develop and commercialize a new technology for use in bone grafting applications and to expand MTF’s Trinity Evolution processing capacity.  MTF and Orthofix have also extended the initial term of their existing agreement for an additional five years.

“Our collaboration with Orthofix has been highly successful, and we are excited to expand our partnership through the development of this innovative new tissue form for the benefit of surgeons and patients,” said Bruce Stroever, Chief Executive Officer of MTF.  The new tissue form incorporates all three properties necessary to facilitate bone growth, enables excellent handling characteristics, and is complementary to Trinity Evolution.

Mr. Vaters added, “Together with the expanded capacity for Trinity Evolution, we are adding to our biologic pipeline and are very well positioned to help MTF fulfill its mission and meet the market’s increased demand for novel bone grafting solutions.”  The parties plan to introduce the new tissue form in 2013.

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on developing and delivering innovative repair and regenerative technologies to the spine and orthopedic markets. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc., and via collaborations with other leading orthopedic product companies.  In addition, Orthofix is collaborating on R&D activities with leading research and clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, Texas Scottish Rite Hospital for Children, and the Cleveland Clinical Foundation.  For more information about Orthofix, please visithttp://www.orthofix.com/ www.orthofix.com.

About the Musculoskeletal Transplant Foundation

The Musculoskeletal Transplant Foundation is the nation’s largest full service tissue organization dedicated to providing quality tissue through a commitment to excellence in education, research, recovery and care for recipients, donors and their families. A not-for-profit organization, MTF is a consortium of academic medical institutions and organ and tissue recovery organizations across the country. In its first 20 years, MTF and its recovery partners have recovered over 60,000 donors and provided over 3 million tissue grafts to patients in need. For more information, please visit MTF’s website at www.mtf.org.

Forward-Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance.  Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of our products, including recently launched products, unanticipated expenditures, the resolution of pending litigation matters (including the government investigation and False Claims Act matters relating to our bone growth stimulation and spinal implant businesses, and the possible violations of the FCPA by our former Mexican orthopedic distribution entity, as well as certain product liability claims against our sports medicine global business unit), changing relationships with customers, suppliers, strategic partners and lenders, changes to and the interpretation of governmental regulations, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry, credit markets and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions, and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission (SEC).  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances, or otherwise.

The Company cannot predict the timing or outcome of ongoing litigation matters and governmental investigations of our businesses which could result in civil or criminal liability or findings of violations of law (as further described in the “Legal Proceedings” sections of our annual report on Form 10-K and quarterly reports on Form 10-Q), that could materially impact our financial position and/or liquidity.

Contact:	Mark Quick
Director of Investor Relations and Business Development
markquick@orthofix.com
214-937-2924

Source: Orthofix International N.V.